Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Stockholders’ and Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompany consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Overnight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Witt Mares, PLC

Norfolk, Virginia

March 26, 2010

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets

Cash and cash equivalents:
Cash and due from banks	$4,670,991	$10,921,888
Interest bearing deposits in banks	178,746,476	200,384
Federal funds sold	2,102,882	550,095

Total cash and cash equivalents	185,520,349	11,672,367

Investment securities:
Available for sale, at fair market value	5,597,098	6,861,311
Held to maturity, at amortized cost (fair market value was $158,198 and $189,836, respectively)	158,168	191,232

Total investment securities	5,755,266	7,052,543

Equity securities, restricted, at cost	9,508,250	10,959,050
Loans	1,031,884,982	1,023,067,597
Allowance for loan losses	(45,770,653)	(31,120,376)

Loans, net	986,114,329	991,947,221

Premises and equipment, net	35,854,433	36,555,117
Other real estate owned	11,380,254	4,314,290
Deferred tax assets, net	17,005,394	12,402,798
Accrued interest receivable	5,619,916	5,698,425
Other assets	19,745,166	4,692,346

	$1,276,503,357	$1,085,294,157

Liabilities and Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$44,940,884	$47,258,681
Interest-bearing	1,035,955,612	715,747,724

Total deposits	1,080,896,496	763,006,405

Short-term borrowings	35,000,000	129,095,503
Long-term debt	50,000,000	55,295,936
Trust preferred capital notes	20,619,000	20,619,000
Accrued interest payable	2,678,629	2,202,431
Other liabilities	6,828,936	8,297,066

Total liabilities	1,196,023,061	978,516,341

Equity:
Common stock, par value $2.066, 18,150,000 shares authorized; 6,888,451 and 6,851,417 shares issued and outstanding in 2009 and 2008, respectively	14,231,540	14,155,028
Additional paid-in capital	63,839,543	63,757,066
Retained earnings	1,954,500	28,421,313
Accumulated other comprehensive income	12,078	38,839

Total stockholders’ equity	80,037,661	106,372,246
Noncontrolling interests	442,635	405,570

Total equity	80,480,296	106,777,816

	$1,276,503,357	$1,085,294,157

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Interest and dividend income:
Loans, including fees	$65,518,041	$62,524,088	$61,129,112
Investment securities:
Taxable	225,624	344,917	348,733
Tax exempt	31,632	44,046	46,289
Dividend income, equity securities, restricted	150,463	389,572	472,204
Other interest income	42,244	18,703	86,194

Total interest and dividend income	65,968,004	63,321,326	62,082,532

Interest expense:
Deposits	26,062,440	24,164,900	21,608,153
Short-term borrowings	483,160	1,930,195	4,136,222
Long-term debt	1,943,281	2,150,984	1,133,040
Trust preferred capital notes	1,309,722	1,316,898	1,306,134

Total interest expense	29,798,603	29,562,977	28,183,549

Net interest income	36,169,401	33,758,349	33,898,983

Provision for loan losses	53,924,868	23,971,750	1,645,000

Net interest income (expense) after provision for loan losses	(17,755,467)	9,786,599	32,253,983

Noninterest income:
Service charges on deposit accounts	1,302,478	1,443,262	1,063,137
Other service charges and fees	911,766	843,557	682,530
Mortgage brokerage income	819,991	1,123,832	1,518,246
Title insurance income	569,528	806,351	810,120
Investment service income	337,937	257,817	857,221
Loss on other real estate owned, net	(989,006)	(97,620)	—
Other	575,912	389,381	249,425

Total noninterest income	3,528,606	4,766,580	5,180,679

Noninterest expense:
Salaries and employee benefits	9,836,731	9,497,725	10,713,317
Net occupancy expense	3,994,177	3,627,702	2,447,221
Furniture and equipment expense	2,071,063	1,849,954	1,577,248
Other operating expense	9,211,444	5,284,618	5,591,093

Total noninterest expense	25,113,415	20,259,999	20,328,879

Income (loss) before income taxes	(39,340,276)	(5,706,820)	17,105,783

Income tax expense (benefit)	(13,596,238)	(1,933,056)	5,927,055

Net income (loss)	(25,744,038)	(3,773,764)	11,178,728

Less: Net income (loss) attributable to noncontrolling interests	37,065	(34,695)	11,817

Net income (loss) attributable to the Company	$(25,781,103)	$(3,739,069)	$11,166,911

Earnings (loss) per share attributable to the Company’s common stockholders:
Basic	$(3.75)	$(0.54)	$1.62

Diluted	$(3.75)	$(0.54)	$1.60

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Equity

Years Ended December 31, 2009, 2008 and 2007

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Noncontrolling Interests	Total Equity
Balance, January 1, 2007	6,844,975	$14,141,719	$63,965,840	$25,123,140	$(5,320)	$61,208	$103,286,587
Comprehensive income:
Net income	—	—	—	11,166,911	—	11,817	11,178,728
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	27,400	—	27,400

Total comprehensive income							11,206,128

Issuance of common stock	86,012	177,699	1,048,005	—	—	—	1,225,704
Common stock repurchased	(15,400)	(31,816)	(293,375)	—	—	—	(325,191)
Stock based compensation expense-options issued	—	—	22,050	—	—	—	22,050
Cash dividends - $0.28 per share	—	—	—	(1,928,079)	—	—	(1,928,079)
Cash dividends - Noncontrolling interests	—	—	—	—	—	(14,048)	(14,048)

Balance, December 31, 2007	6,915,587	14,287,602	64,742,520	34,361,972	22,080	58,977	113,473,151
Comprehensive (loss):
Net (loss)	—	—	—	(3,739,069)	—	(34,695)	(3,773,764)
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	16,759	—	16,759

Total comprehensive (loss)							(3,757,005)

Issuance of common stock	77,156	159,406	782,792	—	—	—	942,198
Common stock repurchased	(141,326)	(291,980)	(1,768,246)	—	—	—	(2,060,226)
Contributions from noncontrolling interest holder	—	—	—	—	—	390,000	390,000
Cash dividends - $0.32 per share	—	—	—	(2,201,590)	—	—	(2,201,590)
Cash dividends - Noncontrolling interests	—	—	—	—	—	(8,712)	(8,712)

Balance, December 31, 2008	6,851,417	14,155,028	63,757,066	28,421,313	38,839	405,570	106,777,816
Comprehensive (loss):
Net income (loss)	—	—	—	(25,781,103)	—	37,065	(25,744,038)
Change in unrealized (loss) on securities available for sale, net of tax effect	—	—	—	—	(26,761)	—	(26,761)

Total comprehensive (loss)							(25,770,799)

Issuance of common stock	37,034	76,512	82,477	—	—	—	158,989
Cash dividends - $0.10 per share	—	—	—	(685,710)	—	—	(685,710)

Balance, December 31, 2009	6,888,451	$14,231,540	$63,839,543	$1,954,500	$12,078	$442,635	$80,480,296

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Operating Activities:
Net income (loss)	$(25,744,038)	$(3,773,764)	$11,178,728
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	53,924,868	23,971,750	1,645,000
Depreciation and amortization	2,575,977	2,121,031	1,563,483
Stock based compensation expense	—	—	22,050
Gain on the sale of premises and equipment	(2,472)	(3,720)	(1,790)
Loss on other real estate owned	1,575,993	201,061	—
Net amortization of premiums and accretion of discounts on investment securities	2,818	(7,127)	(8,425)
Gain on the sale of investment securities available for sale	(5,390)	—	—
Deferred tax assets	(4,588,810)	(7,501,733)	(640,650)
Net change in:
Accrued interest receivable	78,509	473,092	(798,431)
Other assets	(15,052,820)	(675,270)	(692,482)
Accrued interest payable	476,198	(257,158)	781,433
Other liabilities	(1,468,130)	(1,400,865)	1,437,199

Net cash provided by operating activities	11,772,703	13,147,297	14,486,115

Investing Activities:
Purchase of investment securities available for sale	(6,496,250)	(6,033,926)	(543,998)
Purchase of equity securities, restricted	(1,005,900)	(12,095,800)	(11,259,100)
Net purchase of premises and equipment	(1,926,273)	(14,389,078)	(12,995,322)
Improvements to other real estate owned	(300,888)	—	—
Net change in loans	(67,063,308)	(243,839,259)	(118,403,374)
Proceeds from:
Calls and maturities of investment securities held to maturity	32,615	249,531	46,642
Sales and maturities of investment securities available for sale	7,722,937	6,139,812	848,273
Sales of equity securities, restricted	2,456,700	9,896,100	9,684,600
Sale of premises and equipment	53,452	4,000	86,245
Sale of other real estate owned	10,630,263	1,758,422	—

Net cash used in investing activities	(55,896,652)	(258,310,198)	(132,536,034)

Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	9,282,640	(6,309,525)	(5,008,093)
Time deposits	179,020,451	(5,172,644)	46,799,000
Brokered time deposits	129,587,000	202,193,000	43,329,840
Short-term borrowings	(94,095,503)	59,867,843	(19,383,540)
Long-term debt	(5,000,000)	—	50,000,000
Principal payments on long-term debt	(295,936)	(26,112)	(26,112)
Common stock repurchased	—	(2,060,226)	(325,191)
Dividends reinvested and sale of stock	158,989	825,836	917,403
Dividends paid to stockholders	(685,710)	(2,201,590)	(1,928,079)
Dividends paid to noncontrolling interests	—	(8,712)	(14,048)
Contributions from noncontrolling interests	—	390,000	—

Net cash provided by financing activities	217,971,931	247,497,870	114,361,180

Net increase (decrease) in cash and cash equivalents	173,847,982	2,334,969	(3,688,739)
Cash and cash equivalents, January 1	11,672,367	9,337,398	13,026,137

Cash and cash equivalents, December 31	$185,520,349	$11,672,367	$9,337,398

Supplemental cash flow disclosure:
Interest paid during the year	$29,322,404	$29,820,136	$27,402,116

Income taxes paid during the year	$1,684,000	$6,335,000	$6,785,000

Supplemental noncash disclosure:
Transfer between loans and other real estate owned	$18,971,332	$5,349,514	$783,201

Sale of other real estate owned financed by bank loans	$5,748,913	$1,360,000	$—

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007

Note 1.     Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiaries, Commonwealth Bankshares Capital Trust II (the “Trust”), and Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc. T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Community Home Mortgage of Virginia Inc. T/A Bank of the Commonwealth Mortgage, Commonwealth Financial Advisors, LLC, Commonwealth Property Associates, LLC and WOV Properties, LLC, are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (“GAAP”) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as “the Company.” All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Parent owns the Trust which is an unconsolidated subsidiary. The subordinated debt owed to this trust is reported as a liability of the Parent.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions (the “SCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank serves the Hampton Roads and Northeastern North Carolina regions through its twenty-one banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold, which all mature within ninety days.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank of Richmond (“FRB”). Required reserves were $561,000 and $609,000 for December 31, 2009 and 2008, respectively.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income.

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 0.20% of the members total assets plus 4.50% of the members outstanding advances.

As a member of the FRB, the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FHLB stock and FRB stock are carried at cost.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans in our market area. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance representing estimations done pursuant to either FASB ASC Topic 450 “Accounting for Contingencies”, or FASB ASC Topic 310 “Accounting by Creditors for Impairment of a Loan”. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Such qualitative factors management considers are the known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, level of concentrations within the portfolio, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Land is carried at cost with no depreciation. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 20 years

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in other operating expenses.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $189,876, $411,698 and $1,490,089 for the three years ended December 31, 2009, 2008 and 2007, respectively.

Income Taxes

The Company accounts for deferred income taxes utilizing FASB ASC Topic 740 “Income Taxes”. FASB ASC Topic 740 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax basis of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with FASB ASC Topic 740, the Company evaluates the need for a valuation allowance to reduce deferred tax assets.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties are recorded in “other (gains) losses, net,” and interest paid or received is recorded in interest expense or interest income, respectively, in the statement of operations. For the year ended December 31, 2009, the Company recorded $3,645 of interest related to the settlement of audits for certain prior periods.

Stock Based Compensation

The Company adopted the provisions of FASB ASC Topic 718 “Stock Compensation”, on January 1, 2006 using the modified prospective method. Under this method, stock-based awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with the provisions of FASB ASC Topic 718. Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under FASB ASC Topic 718 “Stock Compensation”. Share-based compensation expense is recorded in salary and employee benefits. Prior to the adoption of FASB ASC Topic 718, the Company accounted for its share-based compensation under the intrinsic value method as permitted by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the Company previously recognized no compensation expense for employee stock options that were granted with an exercise price equal to the fair value of the underlying common stock on the date of grant.

See Note 18 - Stock Based Compensation Plans for further information related to stock based compensation.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB ASC Topic 820 “Fair Value Measurements and Disclosures”, for financial assets and financial liabilities. The Company delayed application of FASB ASC Topic 820 for non-financial assets and non-financial liabilities, until January 1, 2009. FASB ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. See Note 16 - Fair Value Measurements.

Per Share Data

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2009	2008	2007
Net income (loss) attributable to the Company	$(25,781,103)	$(3,739,069)	$11,166,911
Weighted average shares outstanding	6,879,923	6,881,871	6,886,621

Basic earnings (loss) per common share attributable to the Company’s common stockholders	$(3.75)	$(0.54)	$1.62

Effect of dilutive securities on EPS:
Weighted average shares outstanding	6,879,923	6,881,871	6,886,621
Effect of stock options	—	24,603	86,949

Diluted average shares outstanding	6,879,923	6,906,474	6,973,570

Diluted earnings (loss) per common share attributable to the Company’s common stockholders	$(3.75)	$(0.54)	$1.60

Options to acquire 431,262, 420,474 and 0 shares of common stock were not included in computing diluted earnings (loss) per common share for the twelve months ended December 31, 2009, 2008 and 2007, respectively, because their effects were anti-dilutive.

On November 27, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 16,500,000 to 18,150,000 shares, to reduce the par value of each share from $2.273 to $2.066 per share, and effect an eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

On May 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 15,000,000 to 16,500,000 shares, to reduce the par value of each share from $2.50 to $2.273 per share, and effect an eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006.

All share and per share amounts included in the Company’s Form 10-K and in the accompanying consolidated financial statements and footnotes have been restated for all periods presented to reflect the stock splits.

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of Hampton Roads, Virginia, Northeastern North Carolina and their surrounding communities.

Comprehensive Income

FASB ASC Topic 220 “Comprehensive Income” establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Goodwill

In June 2001, FASB issued FASB ASC Topic 805 “Business Combinations” and FASB ASC Topic 350 “Intangibles - Goodwill

and Other”. FASB ASC Topic 805 requires that the purchase method of accounting be used for all business combinations. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. FASB ASC Topic 350 prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of FASB ASC Topic 350 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead, these assets will be subject to at least an annual impairment review and more frequently if certain impairment indicators are evident.

Goodwill is included in other assets and totaled $249,480 at December 31, 2009 and 2008, respectively. Goodwill is not amortized, but instead tested for impairment at least annually. Based on the testing, there were no impairment charges in 2009, 2008 or 2007.

Recent Accounting Pronouncements

On July 1, 2009, the Accounting Standards Codification became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles applicable to all public and non-public non-governmental entities, superseding existing FASB, AICPA, EITF and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a Replacement of FASB Statement No. 162”, which was primarily codified into FASB ASC Topic 105 “Generally Accepted Accounting Standards”. This guidance will become the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. This guidance became effective for the Company’s financial statements for financial periods ending after September 15, 2009. Beginning in the third quarter of 2009, this guidance impacts the Company’s consolidated financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which was primarily codified into FASB ASC Topic 810 “Consolidation”. This guidance is a revision to pre-existing guidance pertaining to the consolidation and disclosures of variable interest entities. Specifically, it changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. This guidance will be effective January 1, 2010. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140”, which was primarily codified into FASB ASC Topic 860 “Transfers and Servicing”. This guidance amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This guidance will be effective January 1, 2010. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which was primarily codified into FASB ASC Topic 855 “Subsequent Events”. This guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, it establishes that the Company must evaluate subsequent events through the date the financial statements are issued, the circumstances under which a subsequent event should be recognized, and the circumstances for which a subsequent event should be disclosed. This guidance became effective for the Company’s financial statements for financial periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

        In April 2009, the FASB issued SFAS No. 115-2 and SFAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“SFAS 115-2/124-2”), which was primarily codified into FASB ASC Topic 320 “Investments – Debt and Equity Securities”. This guidance for debt securities requires a write-down when fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more likely than not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not that the entity will be required to sell the security before recovery, an other-than-temporary impairment (“OTTI”) write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income. This accounting standard does not amend existing recognition and measurement guidance related to OTTI write-downs of equity securities. This guidance also extends disclosure requirements related to debt and equity securities to interim reporting periods. This guidance became effective for the Company’s financial statements for financial periods ending after June 15, 2009. The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued SFAS No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, which was primarily codified into FASB ASC Topic 825 “Financial Instruments”. This guidance requires disclosures about fair value of financial instruments in interim and annual financial statements. This guidance became effective for the Company’s financial statements for financial periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2009 presentation. These reclassifications have no effect on previously reported net income (loss).

Note 2.     Concentrations of Credit Risk

Construction and mortgage loans represented $949.0 million and $933.0 million of the total loan portfolio at December 31, 2009 and 2008, respectively. Substantially all such loans are collateralized by real property or other assets. Loans in these categories and their collateral values are continuously monitored by management.

At December 31, 2009 and 2008, respectively, the Company’s cash and due from banks included no commercial bank deposit accounts that were in excess of the temporarily increased Federal Deposit Insurance Corporation insured limit of $250,000 per institution including participation in the FDIC’s Transaction Account Guarantee Program.

Note 3.     Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2009
Available for sale:
U.S. Government and agency securities	$4,500,000	$3,325	$—	$4,503,325
Mortgage-backed securities	434,306	9,999	(588)	443,717
State and municipal securities	644,492	5,564	—	650,056

	$5,578,798	$18,888	$(588)	$5,597,098

Held to maturity:
Mortgage-backed securities	$158,168	$395	$(365)	$158,198

	$158,168	$395	$(365)	$158,198

December 31, 2008
Available for sale:
U.S. Government and agency securities	$5,500,548	$60,867	$—	$5,561,415
Mortgage-backed securities	527,570	2,883	(9,506)	520,947
State and municipal securities	774,346	4,603	—	778,949

	$6,802,464	$68,353	$(9,506)	$6,861,311

Held to maturity:
Mortgage-backed securities	$191,232	$—	$(1,396)	$189,836

	$191,232	$—	$(1,396)	$189,836

Information pertaining to securities with gross unrealized losses at December 31, 2009 and 2008 aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More		Total
December 31, 2009	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed securities	$—	$—	$48,593	$588	$48,593	$588

Total temporarily impaired securities	$—	$—	$48,593	$588	$48,593	$588

	Less Than 12 Months		12 Months or More		Total
December 31, 2008	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed securities	$349,929	$7,251	$63,142	$2,255	$413,071	$9,506

Total temporarily impaired securities	$349,929	$7,251	$63,142	$2,255	$413,071	$9,506

The unrealized loss positions at December 31, 2009 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better. There were no bonds with unrealized loss positions of less than 12 months duration at 2009 year end. Securities with losses of one year or greater duration included 2 federal agency mortgage-backed securities.

No impairment has been recognized on any securities in a loss position because of management’s intent and demonstrated ability to hold securities to scheduled maturity or call dates.

A maturity schedule of investment securities as of December 31, 2009 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$3,720,000	$3,726,779	$—	$—
After one year through five years	1,174,492	1,175,900	—	—
After five years through ten years	250,000	250,702	—	—
After ten years	—	—	—	—

	5,144,492	5,153,381	—	—
Mortgage-backed securities	434,306	443,717	158,168	158,198

	$5,578,798	$5,597,098	$158,168	$158,198

At December 31, 2009 and 2008, the Company had investment securities with carrying values of $5,456,751 and $6,458,376, respectively, pledged to secure public deposits and $28,168 and $32,348, respectively, pledged to secure treasury, tax and loan deposits.

Note 4.    Loans

Major classifications of loans at December 31, 2009 and 2008 were:

	2009	2008
Construction and development	$246,763,540	$294,648,864
Commercial	73,503,793	79,465,321
Commercial mortgage	531,892,963	470,268,305
Residential mortgage	170,325,348	168,056,143
Installment loans to individuals	11,174,709	12,664,740
Other	472,331	627,172

Gross loans	1,034,132,684	1,025,730,545
Unearned income	(2,247,702)	(2,662,948)
Allowance for loan losses	(45,770,653)	(31,120,376)

Loans, net	$986,114,329	$991,947,221

A summary of transactions in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
Balance at beginning of year	$31,120,376	$9,423,647	$8,144,265
Provision charged to operating expense	53,924,868	23,971,750	1,645,000
Loans charged-off	(39,338,257)	(2,282,943)	(383,290)
Recoveries of loans previously charged-off	63,666	7,922	17,672

Balance at end of year	$45,770,653	$31,120,376	$9,423,647

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amounted to $262,723,469, $93,554,325 and $9,773,185, with specific reserves allocated from the allowance for loan losses of $22,193,836, $21,382,975 and $1,429,720 as of December 31, 2009, 2008 and 2007, respectively. The average recorded investment in impaired loans was $178,138,897, $51,664,077 and $8,552,508 in 2009, 2008 and 2007, respectively. Impaired loans for which no specific reserves have been allocated from the allowance for loan losses amounted to $84,694,941, $92,219 and $0 as of December 31, 2009, 2008 and 2007, respectively. Nonaccrual loans amounted to $73,168,281, $44,475,912 and $2,386,929, as of December 31, 2009, 2008 and 2007, respectively, all of which are included in the impaired loans above. The Company recognized $840,715, $1,051,557 and $160,496 of interest income on nonaccrual loans during 2009, 2008 and 2007, respectively. Loans that were 90 days past due and still accruing interest at December 31, 2009, 2008 and 2007 were $4,439,215, $3,163,969 and $0, respectively.

Note 5.    Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2009	2008
Land	$2,189,418	$1,753,908
Buildings and improvements	8,581,354	3,443,002
Leasehold improvements	21,528,730	22,712,139
Furniture and equipment	17,328,195	16,527,393
Construction in progress	—	3,461,610

	49,627,697	47,898,052
Less accumulated depreciation	(13,773,264)	(11,342,935)

	$35,854,433	$36,555,117

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2009, 2008 and 2007 amounted to $2,575,977, $2,121,031and $1,563,483, respectively.

Note 6.    Deposits

Interest-bearing deposits consist of the following:

	December 31,
	2009	2008
Demand deposits	$76,218,285	$65,312,433
Savings deposits	7,100,697	6,406,112
Time deposits:
Time deposits $100,000 and over	178,748,313	113,726,182
Other time deposits	773,888,317	530,302,997

Total interest-bearing deposits	$1,035,955,612	$715,747,724

A summary of interest expense by deposit category for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Demand deposits	$506,648	$989,899	$2,416,354
Savings deposits	38,938	37,168	40,620
Time deposits	25,516,854	23,137,833	19,151,179

	$26,062,440	$24,164,900	$21,608,153

At December 31, 2009, the scheduled maturities of time deposits are as follows:

2010	$412,211,128
2011	221,628,956
2012	145,577,449
2013	76,071,479
2014	63,186,430
Thereafter	33,961,188

$952,636,630

Overdrawn deposit accounts totaling $260,920 at December 31, 2009 and $228,101 at December 31, 2008 were reclassified from deposits to loans.

Note 7.    Short-Term Borrowings

The Company has a line of credit with the FHLB with a maximum value of twenty percent of the Bank’s current assets, using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s 1-4 family residential first mortgages, 1-4 family residential HELOC’s and second mortgages, commercial mortgage loans and multifamily first mortgage loans, with a carrying value of $368.7 million, $294.0 million and $237.0 million as of December 31, 2009, 2008 and 2007, respectively. In addition, the Company pledged cash of $0, $2.0 thousand and $0 as of December 31, 2009, 2008 and 2007, respectively.

	2009	2008	2007
Weighted average rate	0.49%	2.30%	5.23%
Average balance	$38,052,474	$82,042,225	$78,464,382
Maximum outstanding at a month-end	$97,245,503	$112,957,952	$114,533,200
Balance at December 31,	$35,000,000	$112,495,503	$69,227,660

The Company has a line of credit with the Federal Reserve Discount Window using a primary credit rate and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s qualified investment grade commercial and agricultural loans, construction real estate loans, consumer loans and land loans, with a carrying value of $116.8 million, $304.7 million and $0 as of December 31, 2009, 2008 and 2007, respectively.

	2009	2008	2007
Weighted average rate	0.50%	0.87%	—
Average balance	$21,298,123	$2,076,437	—
Maximum outstanding at a month-end	$66,957,000	$16,600,000	—
Balance at December 31,	—	$16,600,000	—

The Company has an unsecured line of credit with SunTrust Bank for the purchase of federal funds in the amount of $20,000,000. The line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

	2009	2008	2007
Weighted average rate	0.75%	2.18%	—
Average balance	$274	$643,866	—
Maximum outstanding at a month-end	—	$9,065,000	—
Balance at December 31,	—	—	—

Note 8.    Long-Term Debt

Long-term debt at December 31, 2009 consists of advances from the FHLB, which are collateralized by a blanket lien on the Company’s 1-4 family residential first mortgages, 1-4 family residential HELOC’s and second mortgages, commercial mortgage loans and multifamily first mortgage loans. Advances from the FHLB at December 31, 2009 totaled $50.0 million and was comprised of five convertible advances with interest rates ranging from 2.87% to 4.13%. The weighted average interest rate was 3.83% as of December 31, 2009. All of the convertible advances will mature in 2017; $30.0 million in July, $10.0 million in August and $10.0 million in November. Each advance contains certain conversion options that may cause the advance to mature or convert prior to final maturity.

The contractual maturities of long-term debt at December 31, 2009 are as follows:

	Fixed Rate	Floating Rate	Total
2010	$—	$—	$—
2011	—	—	—
2012	—	—	—
2013	—	—	—
2014	—	—	—
Thereafter	50,000,000	—	50,000,000

Total long-term debt	$50,000,000	$—	$50,000,000

Note 9.    Trust Preferred Capital Notes

On November 30, 2005, $20 million of trust preferred securities were placed through Commonwealth Bankshares Capital Trust II. The trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Parent. The trust preferred securities pay cumulative cash distributions quarterly at an annual fixed rate equal to 6.265% through the interest payment date in December 2010 and a variable rate per annum, reset quarterly, equal to LIBOR plus 1.40%, thereafter. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 30, 2010, in whole or in part. Redemption is mandatory at December 30, 2035. The Parent has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Parent’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Parent.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At December 31, 2009 and 2008, all of the trust preferred securities qualified as Tier 1 capital.

In the fourth quarter of 2009, the Company elected to defer regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. If the Company defers interest payments on the Junior Subordinated Debentures for more than 20 consecutive quarters, the Company would be in default under the governing agreements for such notes and the amount due under such agreements would be immediately due and payable.

        The Company received a letter from the Federal Reserve Bank of Richmond (“FRB”) dated December 11, 2009 stating that the Bank is deemed to be in “troubled condition” within the meaning of federal statutes and regulations. Under the terms of this letter, the Company may not make payments on its outstanding Junior Subordinated Debentures relating to the trust preferred securities.

Note 10.    Other Operating Expenses

A summary of other operating expense for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Stationary and office supplies	$236,145	$311,182	$359,041
Advertising and marketing	189,876	411,698	1,490,089
Telephone and postage	625,019	593,879	539,198
Professional	383,805	235,365	168,534
Bank franchise tax	938,692	862,499	663,097
Other outside services	954,538	795,748	738,718
Directors’ and advisory board fees	503,742	570,372	552,732
ATM, online banking and bank card expenses	245,700	347,378	327,209
FDIC insurance	1,863,245	408,487	73,836
Other real estate owned	2,190,355	108,213	—
Other	1,080,327	639,797	678,639

	$9,211,444	$5,284,618	$5,591,093

Note 11.    Employee Benefit Plans

401(k) Plan

The Company maintains a defined contribution 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All full-time employees who have attained the age of twenty and-a-half and have completed three calendar months of employment with the Company are eligible to participate on the first day of the next quarter after meeting the eligibility requirements. The 401(k) Plan provides for a matching contribution, which is determined by the Company each year. The Company may also make an additional discretionary contribution. For matching and discretionary employer contributions, an employee is 0% vested if less than one year of service, 20% after one year, 40% after two years, 60% after three years, 80% after four years and fully vested after five years. The amounts charged to expense under the 401(k) Plan were $17,000, $200,000 and $300,000 in 2009, 2008 and 2007, respectively. The Company offers its stock as an investment option under the 401(k) plan. As of December 31, 2009 and 2008 there were 31,712 and 24,397 shares, respectively, of the Company’s stock outstanding under the 401(k) plan.

Deferred Compensation Plans

The Company has entered into deferred supplemental compensation agreements with several of its key officers. Under the supplemental agreement, benefits are to be paid in equal monthly installments upon the later of the officer attaining the age of 65 or the officer’s termination with the Company for any reason whatsoever or, if earlier, death. The deferred compensation expense for 2009, 2008 and 2007, based on the present value of the retirement benefits, was $183,908, $301,502 and $314,924, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the employees in amounts sufficient to help meet the costs of the obligations.

Note 12.     Income Taxes

The current and deferred components of income tax expense (benefit) are as follows:

	2009	2008	2007
Current	$(9,105,026)	$5,568,875	$6,527,002
Deferred	(4,491,212)	(7,501,931)	(599,947)

Provision for (benefit from) income taxes	$(13,596,238)	$(1,933,056)	$5,927,055

A reconciliation between the provision for (benefit from) income taxes and the amount computed by multiplying income by the current statutory 34.78% federal income tax rate, for the years ended December 31, 2009, 2008 and 2007, respectively, is as follows:

	2009	2008	2007
Income tax expense (benefit) at statutory rates	$(13,682,548)	$(1,984,832)	$5,949,391
Increase (decrease) due to:
Tax exempt income	(15,330)	(22,006)	(25,785)
Nondeductible expenses	14,698	14,696	17,075
Other	86,942	59,086	(13,626)

Provision for (benefit from) income taxes	$(13,596,238)	$(1,933,056)	$5,927,055

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

Cumulative net deferred tax assets consist of the following components at December 31, 2009 and 2008:

	December 31,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$15,912,459	$10,723,090
Deferred compensation	1,072,753	1,300,139
Accrued compensated absences	484,850	878,684
Deferred loan fees	780,689	925,111
Non-qualified stock options	21,640	21,640
Other	567,611	171,413

Total deferred tax assets	18,840,002	14,020,077

Deferred tax liabilities:
Depreciation	(1,755,805)	(1,555,221)
Unrealized gains on securities	(6,365)	(20,467)
Other	(72,438)	(41,591)

Total deferred tax liabilities	(1,834,608)	(1,617,279)

Net deferred tax asset	$17,005,394	$12,402,798

The realization of deferred income tax assets (“DTA”) is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. All available evidence, both positive and negative is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future. Projections of core earnings and taxable income are inherently subject to uncertainty and estimates that may change given uncertain economic outlook, banking industry conditions and other factors. Management is considering certain transactions that would increase the likelihood that a DTA will be realized. Execution of certain transactions may be considered viable but changing market conditions, tax laws, and other factors could affect the success thereof. Based upon management’s analysis of available evidence, it has determined that it is “more likely than not” that the Company’s deferred income tax assets as of December 31, 2009 and 2008 will be fully realized and therefore no valuation allowance was recorded. However, the Company can give no assurance that in the future its DTA will not be impaired since such determination is based on projections of future earnings and the possible effect of the certain transactions, which are subject to uncertainty and estimates that may change given economic conditions and other factors. Due to the uncertainty of estimates and projections, it is reasonably possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods.

Due to the net operating loss incurred in the years ended December 31, 2009 and 2008, the Company has recorded income taxes receivable of approximately $11.4 million and $609.7 thousand, respectively, which are included in other assets on the accompanying consolidated balance sheets.

Note 13.     Related Parties Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks.

Loan activity to related parties is as follows:

`	2009	2008
Beginning of year	$32,092,644	$22,004,088
Additional borrowings	8,450,040	12,614,520
Curtailments	(3,449,836)	(2,525,964)

End of year	$37,092,848	$32,092,644

Deposits from related parties held by the Company at December 31, 2009 and 2008 amounted to $10,665,257 and $11,809,624, respectively.

Note 14.     Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. Generally, the amount of dividends the Bank may pay to the Parent at any time, without prior approval, is limited to current year to date earnings as of the dividend date plus earnings retained for the two preceding years.

As a result of the Bank currently being deemed to be in “troubled condition” within the meaning of federal statutes and regulations by the FRB, each of the Parent and the Bank are subject to additional limitations and regulatory restrictions and may not pay dividends to its shareholders (including payments by the Parent related to trust preferred securities).

Note 15.     Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For both the Company and the Bank, total capital consists of Tier 1 Capital and the allowable portion of the allowance for loan losses. Risk-weighted assets for the Company and the Bank were $1,017,210 thousand and $1,016,482 thousand, respectively at December 31, 2009 and $1,010,513 thousand and $1,009,793 thousand, respectively at December 31, 2008. Management believes, as of December 31, 2009 and 2008, that the Company and the Bank met all capital adequacy requirements to which they are subject.

In a letter dated December 11, 2009, the FRB notified the Company that the FRB deemed the Bank to be in “troubled condition” within the meaning of federal statutes and regulations. As a result, the Parent and the Bank are subject to additional limitations and regulatory restrictions, including restrictions on future changes in senior executive management and directors, making “golden parachute” payments and incurring debt. Also as a result of the Bank’s troubled condition, each of the Parent and the Bank may not pay dividends to its shareholders (including payments by the Parent on its trust preferred securities), and may not purchase or redeem shares of its stock without prior approval of the FRB and the SCC.

As of December 31, 2009, the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total capital to risk weighted assets:
Consolidated	$113,343	11.14%	$81,377	8.00%	N/A	N/A
Bank	112,709	11.09%	81,319	8.00%	$101,648	10.00%
Tier I capital to risk weighted assets:
Consolidated	100,220	9.85%	40,688	4.00%	N/A	N/A
Bank	99,595	9.80%	40,659	4.00%	60,989	6.00%
Tier I capital to average assets:
Consolidated	100,220	8.43%	47,560	4.00%	N/A	N/A
Bank	99,595	8.37%	47,577	4.00%	59,471	5.00%

As of December 31, 2008:
Total capital to risk weighted assets:
Consolidated	$139,350	13.79%	$80,841	8.00%	N/A	N/A
Bank	118,204	11.71%	80,783	8.00%	$100,979	10.00%
Tier I capital to risk weighted assets:
Consolidated	126,490	12.52%	40,421	4.00%	N/A	N/A
Bank	105,353	10.43%	40,392	4.00%	60,588	6.00%
Tier I capital to average assets:
Consolidated	126,490	11.96%	42,318	4.00%	N/A	N/A
Bank	105,353	9.96%	42,322	4.00%	52,903	5.00%

Note 16.     Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FASB ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, FASB ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial and non-financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

Financial assets measured at fair value on a recurring basis include the following:

Available for Sale Securities. Available for sale securities are recorded at fair value on a recurring basis. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.

The following tables summarize financial assets measured at fair value on a recurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Recurring Basis at December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
	(in thousands)
Assets
Available for sale securities	$—	$5,597	$—	$5,597

Assets Measured at Fair Value on a Recurring Basis at December 31, 2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
	(in thousands)
Assets
Available for sale securities	$—	$6,861	$—	$6,861

Certain financial and non-financial assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Financial assets measured at fair value on a non-recurring basis include the following:

Impaired Loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the historical effective interest rate, the observable market price of the loan or the fair value of the collateral. All collateral-dependent loans are measured for impairment based on the fair value of the collateral securing the loan. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent licensed appraiser outside of the Company using observable market data. This valuation would be considered Level 3. An allowance is allocated to an impaired loan if the carrying value exceeds the estimated fair value. Impaired loans had a carrying amount of $262.7 million and $93.6 million, with a valuation allowance of $22.2 million and $21.4 million at December 31, 2009 and 2008, respectively.

Other Real Estate Owned. Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. The Company estimates fair value at the asset’s liquidation value less disposal costs using management’s assumptions which are based on current market trends and historical loss severities for similar assets. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings in the Company’s consolidated statements of operations. Other real estate owned had a carrying amount of $11.4 million and $4.3 million at December 31, 2009 and 2008, respectively. For the year ended December 31, 2009 and 2008, the Company recorded losses of $695.0 thousand and $4.8 thousand, respectively, due to valuation adjustments on other real estate owned property in its consolidated statements of operations.

The following tables summarize financial assets measured at fair value on a non-recurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
	(in thousands)
Assets
Impaired loans	$—	$—	$240,530	$240,530
Other real estate owned	$—	$—	$11,380	$11,380

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
	(in thousands)
Assets
Impaired loans	$—	$—	$72,171	$72,171
Other real estate owned	$—	$—	$4,314	$4,314

Non-financial assets measured at fair value on a non-recurring basis include the following:

Goodwill. Goodwill requires an impairment review at least annually and more frequently if certain impairment indicators are evident. Goodwill had a carrying amount of $249.5 thousand at December 31, 2009 and 2008. Based on the annual testing for impairment of goodwill, there have been no impairment charges to date.

FASB ASC Topic 825 “Financial Instruments” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for other financial assets and financial liabilities are discussed below:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Equity Securities

The carrying amount approximates fair value.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Loans, Net

For loans receivable with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by FASB ASC Topic 825 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-Term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Loan Commitments, Standby and Commercial Letters of Credit

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreement and the counterparties’ credit standings. The fair values of these items are not significant and are not included in the following table.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2009		December 31, 2008
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$185,520	$185,520	$11,672	$11,672
Investment securities	5,755	5,755	7,053	7,051
Equity securities	9,508	9,508	10,959	10,959
Loans, net	986,114	1,018,746	991,947	1,042,324
Accrued interest receivable	5,620	5,620	5,698	5,698
Deposits	1,080,896	1,110,313	763,006	788,103
Short-term borrowings	35,000	35,000	129,096	129,096
Long-term debt	50,000	54,091	55,296	61,841
Accrued interest payable	2,679	2,679	2,202	2,202

Effective January 1, 2008, the Company adopted the provisions of FASB ASC Topic 825 “Financial Instruments”. FASB ASC Topic 825 permits the Company to choose to measure many financial instruments and certain other items at fair value. The objective of FASB ASC Topic 825 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. The Company has not elected to measure any permissible items at fair value. As a result, the adoption of FASB ASC Topic 825 did not have any impact on the Company’s financial statements.

Note 17.     Dividend Reinvestment and Stock Purchase Plan

In April 1999, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Under the DRIP, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The DRIP also permits participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 18.     Stock Based Compensation Plans

As of December 31, 2009, the Company has two stock based compensation plans, which are described more fully in Item 11 of the Company’s Form 10-K. The 1999 Stock Incentive Plan which was approved by shareholders on April 27, 1999, expired in February 2009. The plan will continue to govern all unexercised and unexpired awards. The current plan in place, the 2005 Stock Incentive Plan was approved by the shareholders at the 2005 Annual Meeting of Shareholders and provides for the issuance of restricted stock awards, stock options in the form of incentive stock option and non-statutory stock options, stock appreciation rights and other stock–based awards to employees and directors of the Company.

During 2009 and 2008, the Company granted no options under the 2005 Stock Incentive Plan to directors and officers of the Company.

As described more fully in Note 1, the Company adopted FASB ASC Topic 718 on January 1, 2006, using the modified prospective method. The adoption of FASB ASC Topic 718 reduced the Company’s net income due to the recognition of share-based compensation expense for stock option awards for the years ended December 31, 2009, 2008 and 2007 as follows:

(in thousands, except per share data)	2009	2008	2007
Income before income taxes	—	—	$(22)
Net income	—	—	(14)
Earnings per share:
Basic	—	—	$(0.00)
Diluted	—	—	$(0.00)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2009	2008	2007
Expected life (years)	—	—	10
Expected volatility	—	—	19.68%
Risk-free interest rate	—	—	3.90%
Dividend growth rate	—	—	20.00%
Annual dividend paid	—	—	$0.34
Weighted average fair value of options granted during the year	—	—	$16.98

The Company determined the expected life of the stock options using historical data. The risk-free interest rate is based on the 10 year U.S. Treasury in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2007	511,002	$16.01
Granted	17,500	16.98
Exercised	(39,106)	5.83

Stock options outstanding at December 31, 2007	489,396	16.86
Exercised	(20,219)	7.65
Expired	(5,445)	8.28

Stock options outstanding at December 31, 2008	463,732	17.36
Expired	(32,470)	19.36

Stock options outstanding at December 31, 2009	431,262	$17.21	$(6,687,276)

Stock options exercisable at December 31, 2009	431,262	$17.21	$(6,687,276)

Exercise prices for options outstanding and exercisable as of December 31, 2009 were as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$ 5.89 – $ 7.69	43,258	6.61	$7.12
$ 15.51 – $ 16.98	139,404	59.22	15.84
$ 19.01 – $ 24.87	248,600	69.98	19.73

$ 5.89 – $ 24.87	431,262	60.14	$17.21

The following table presents the intrinsic value (the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date) of stock options exercised, cash received from stock options exercised, and the tax benefit realized for deductions related to stock options exercised for the years ended December 31, 2009, 2008 and 2007.

	2009	2008	2007
Intrinsic value of stock options exercised	$—	$129,007	$602,426
Cash received from stock options exercised	—	154,716	228,055
Tax benefit realized for deductions related to stock options exercised	—	124,053	528,004

Employee Stock Purchase Plan

On June 26, 2007, the Company’s shareholders approved the Commonwealth Bankshares Employee Stock Purchase Plan (“ESPP”). The plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price. The plan makes available up to 400,000 shares of Company common stock for issuance to eligible employees. There were no shares issued under the ESPP during the years ended December 31, 2009 and 2008.

Note 19.     Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several shareholders of the Company (the “Partnership”), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months. Under the same terms and conditions of the original lease, the Bank will have the option to extend the term for five additional periods of 5 years each. The Bank is currently under the first renewal option. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. In June 2009, this obligation was paid in full. Interest on this bond was payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank was previously equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank. Monthly rent paid by the Bank is currently equal to the interest associated with the secondary financing provided the lessor by the Bank. Beginning in 2011, the monthly rent paid by the Bank will equal the principal and interest payments associated with the secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly, the Bank now owns 54.4% of the Headquarters property. No purchases have been made after 1988. Total lease expense was $46,655, $77,456 and $82,495 for the years 2009, 2008 and 2007.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $99,537, $68,733 and $71,357 for the years ended December 31, 2009, 2008 and 2007.

        The Bank has entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $117,996 are required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expires in July 31, 2010. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $117,996 for each of the years 2009, 2008 and 2007, respectively.

        The Bank has entered into a long-term lease with a related party to provide space for one branch located in Waves, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through April 30, 2017. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $264,907. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $83,220, $87,309 and $43,041 for the years 2009, 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Powells Point, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen years and runs through June 30, 2022. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $611,942. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $226,229, $235,619 and $92,695 for the years 2009, 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Moyock, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through May 31, 2017. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $258,075. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $75,522, $44,849 and $0 for the years 2009, 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Kitty Hawk, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen years and runs through May 31, 2023. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $1,242,710. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $381,446, $15,994 and $0 for the years 2009, 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Suffolk, Virginia. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through March 31, 2018. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $248,260. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $70,412, $52,809 and $0 for the years 2009, 2008 and 2007, respectively.

Note 20.     Lease Commitments

The Company leases office space in Hampton Roads, Richmond and Gloucester, Virginia and in Northeastern North Carolina. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2010	$1,783,129
2011	1,691,516
2012	1,694,616
2013	1,726,815
2014	1,704,475
Thereafter	9,439,141

$18,039,692

The leases also contain various terms and conditions relating to the end of the leases which in some cases requires the removal of tenant improvements or in other cases the restoration of the property to its original condition. None of the leasing arrangements is at a point where the cost of these actions can be estimated.

Total rental expense was $2,293,636, $1,856,742 and $1,221,909 for 2009, 2008 and 2007, respectively.

Note 21.     Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2009 or 2008.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2009 and 2008.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2009:
Loan commitments	$21,380,415	$15,389,482
Standby letters of credit and guarantees written	$10,279,968	$80,040
December 31, 2008:
Loan commitments	$43,018,118	$21,201,137
Standby letters of credit and guarantees written	$8,006,908	$1,175,380

Note 22.    Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure and determined that there were none that would require accrual or disclosure.

Note 23.    Common Stock Repurchases

During 2007, the Company announced an open ended program by which management was authorized to repurchase an unlimited number of shares of the Company’s common stock in open market and privately negotiated transactions. During 2009, the Company did not repurchase any of its common stock in open market and privately negotiated transactions. During 2008, the Company repurchased 141,326 shares of its common stock at an average price of $14.53 per share in open market and privately negotiated transactions. During 2007, the Company repurchased 15,400 shares of its common stock at an average price of $21.06 per share in open market and privately negotiated transactions.

Note 24.    Condensed Parent Company Only Financial Information

The condensed financial position as of December 31, 2009 and 2008 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2009, of Commonwealth Bankshares, Inc., parent company only, are presented below.

Condensed Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets
Cash on deposit with subsidiary	$405,555	$20,629,682
Investment in subsidiary	99,413,634	105,234,742
Premises	86,825	89,472
Prepaid expense	904	870
Other assets	1,171,795	1,134,773

	$101,078,713	$127,089,539

Liabilities and Stockholders’ Equity
Accrued expenses	$88,341	$91,116
Accrued interest payable	333,711	7,177
Trust preferred capital notes	20,619,000	20,619,000
Total stockholders’ equity	80,037,661	106,372,246

	$101,078,713	$127,089,539

Condensed Statements of Operations

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Income:
Rental income	$6,000	$6,000	$6,000
Interest income	39,318	39,534	39,210
Other	—	2,250	3,000

Total income	45,318	47,784	48,210

Expenses:
Interest expense	1,309,722	1,316,898	1,306,134
Professional fees	199,000	116,000	117,975
Other outside services	58,000	57,011	76,942
Other	6,236	7,997	6,117

Total expenses	1,572,958	1,497,906	1,507,168

Loss before income tax benefits and equity in undistributed net income (loss) of subsidiaries	(1,527,640)	(1,450,122)	(1,458,958)
Income tax benefits	540,885	513,977	516,985

Loss before equity in undistributed net income (loss) of subsidiaries	(986,755)	(936,145)	(941,973)
Equity in undistributed net income (loss) of subsidiaries	(24,794,348)	(2,802,924)	12,108,884

Net income (loss)	$(25,781,103)	$(3,739,069)	$11,166,911

Condensed Statements of Cash Flows

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Operating activities:
Net income (loss)	$(25,781,103)	$(3,739,069)	$11,166,911
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,647	2,694	2,100
Equity in undistributed net (income) loss of subsidiaries	24,794,348	2,802,924	(12,108,884)
Net change in:
Prepaid expense	(34)	64	(934)
Other assets	(36,727)	3,093	106,864
Accrued expenses	(2,775)	(190,719)	(35,350)
Accrued interest payable	326,534	3,588	(3,588)
Deferred taxes	(296)	(313)	(120)

Net cash used in operating activities	(697,406)	(1,117,738)	(873,001)

Investing Activities:
Increase in investment in subsidiary	(19,000,000)	—	—

Financing activities:
Common stock repurchased	—	(2,060,226)	(325,191)
Dividends reinvested and sale of stock	158,989	899,053	1,042,238
Dividends paid	(685,710)	(2,201,590)	(1,928,079)

Net cash used in financing activities	(526,721)	(3,362,763)	(1,211,032)

Net decrease in cash on deposit with subsidiary	(20,224,127)	(4,480,501)	(2,084,033)
Cash on deposit with subsidiary, January 1	20,629,682	25,110,183	27,194,216

Cash on deposit with subsidiary, December 31	$405,555	$20,629,682	$25,110,183

Note 25.    Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for the years ended December 31, 2009 and 2008 is as follows:

(in thousands, except per share data)	2009
	Fourth	Third	Second	First
Interest and dividend income	$16,384	$16,302	$16,814	$16,468
Interest expense	7,672	7,551	7,294	7,282

Net interest income	8,712	8,751	9,520	9,186
Provision for loan losses	1,516	44,909	3,496	4,004
Noninterest income	381	729	1,138	1,280
Noninterest expense	6,792	6,503	6,250	5,567

Income (loss) before income taxes and noncontrolling interest	785	(41,932)	912	895
Income tax expense (benefit)	296	(14,507)	317	298

Income (loss) before noncontrolling interest	489	(27,425)	595	597
Noncontrolling interest in subsidiaries	(2)	(8)	(11)	(16)

Net income (loss)	$487	$(27,433)	$584	$581

Basic earnings (loss) per share	$0.07	$(3.99)	$0.09	$0.08

Diluted earnings (loss) per share	$0.07	$(3.99)	$0.09	$0.08

	2008
	Fourth	Third	Second	First
Interest and dividend income	$15,594	$16,781	$15,558	$15,388
Interest expense	7,679	7,451	7,126	7,307

Net interest income	7,915	9,330	8,432	8,081
Provision for loan losses	2,717	20,000	800	455
Noninterest income	1,117	1,284	1,242	1,221
Noninterest expense	5,410	4,494	5,205	5,248

Income (loss) before income taxes and noncontrolling interest	905	(13,880)	3,669	3,599
Income tax expense (benefit)	327	(4,779)	1,272	1,247

Income (loss) before noncontrolling interest	578	(9,101)	2,397	2,352
Noncontrolling interest in subsidiaries	15	11	6	3

Net income (loss)	$593	$(9,090)	$2,403	$2,355

Basic earnings (loss) per share	$0.09	$(1.33)	$0.35	$0.35

Diluted earnings (loss) per share	$0.09	$(1.33)	$0.35	$0.35